Exhibit 99.1

Company Contact:

Impax Laboratories, Inc.

Mark Donohue

Sr. Director

Investor Relations and Corporate Communications

(215) 558-4526

www.impaxlabs.com

Impax Pharmaceuticals Submits New Drug Application for IPX066 in Parkinson’s Disease

Hayward, CA., December 21, 2011—Impax Pharmaceuticals, the branded products division of Impax Laboratories, Inc. (NASDAQ: IPXL) today announced the submission of Impax’s New Drug Application (NDA) for IPX066 to the U.S. Food and Drug Administration (FDA) for the treatment of idiopathic Parkinson’s disease (PD). IPX066 is a patented extended release capsule formulation of carbidopa-levodopa (CD-LD). IPX066 is being developed in collaboration with GlaxoSmithKline (GSK) for territories outside the U.S. and Taiwan.

“In just three and a half years, Impax’s brand research and development team has successfully advanced IPX066 from an Investigational New Drug (IND) through multiple clinical studies of efficacy and safety, culminating in our NDA submission,” said Michael Nestor, president of Impax Pharmaceuticals. “This event demonstrates our strong internal capability to develop neurology products to fulfill unmet clinical needs of the PD community. IPX066 represents a significant commercial opportunity for Impax in the U.S., which if approved we plan to commercialize with our specialty neurology sales team.”

IPX066 has undergone extensive clinical development, including multiple studies in early and advanced PD in the U.S. and in Europe. As agreed with the FDA, the NDA is being submitted as a 505(b)(2) application and includes data from three controlled Phase III studies and two open label extensions of IPX066 in early and advanced PD. In these studies, IPX066 has been studied in about 900 PD subjects. Impax held an end of Phase III meeting with the U.S. FDA in the third quarter of 2011 and is submitting its NDA consistent with the guidance it received.

“We are proud to achieve this important milestone in our development of the brand pharmaceutical business,” said Larry Hsu, Ph.D., president and CEO of Impax Laboratories, Inc. “This represents an important part of our strategy to diversify our business model to branded products, with the objective of improving long-term shareholder value.”

About IPX066

IPX066 is an investigational extended release capsule formulation of CD-LD which is intended to maintain consistent plasma concentration of levodopa for a longer duration versus immediate release levodopa, which may have an impact on fluctuations in clinical response. It is not approved or licensed anywhere in the world.

Results from the pivotal phase III studies of IPX066, APEX-PD (early PD), ADVANCE-PD (advanced PD) and ASCEND-PD (advanced PD) have previously been announced. Results of the ASCEND-PD study and other IPX066 data are planned for submission to the American Academy of Neurology and International Congress of Parkinson’s Disease and Movement Disorders Conference in April and June 2012, respectively.

About the Impax GSK collaboration

Impax Pharmaceuticals and GSK announced an agreement for the development and commercialization of IPX066 in December 2010. Under the terms of the agreement, GSK received an exclusive license to register and commercialize IPX066 throughout the world except in the U.S. and Taiwan.

About Parkinson’s Disease

Parkinson’s disease is a chronic neurodegenerative movement disorder affecting over three million people in the US, Europe, and Japan.

About Impax Laboratories, Inc.

Impax Laboratories, Inc. is a technology-based specialty pharmaceutical company applying its formulation expertise and drug delivery technology to the development of controlled-release and specialty generics in addition to the development of branded products. Impax markets its generic products through its Global Pharmaceuticals division and markets its branded products through the Impax Pharmaceuticals division. Additionally, where strategically appropriate, Impax has developed marketing partnerships to fully leverage its technology platform. Impax is headquartered in Hayward, California, with a full range of capabilities located in its Hayward, Philadelphia and Taiwan facilities. For more information, please visit the Company’s Web site at: www.impaxlabs.com.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995:

To the extent any statements made in this news release contain information that is not historical, these statements are forward-looking in nature and express the beliefs and expectations of management. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the effect of current economic conditions on the Company’s industry, business, financial position and results of operations, the ability to maintain an effective system of internal control over financial reporting, fluctuations in revenues and operating income, the ability to successfully develop and commercialize pharmaceutical products, reductions or loss of business with any significant customer or a reduction in sales of any significant product, the impact of competition, the ability to sustain profitability and positive cash flows, any delays or unanticipated expenses in connection with the operation of the Taiwan facility, the effect of foreign economic, political, legal and other risks on operations abroad, the uncertainty of patent litigation, consumer acceptance and demand for new pharmaceutical products, the difficulty of predicting Food and Drug Administration filings and approvals, the inexperience of the Company in conducting clinical trials and submitting new drug applications, the ability to successfully conduct clinical trials, reliance on alliance and collaboration agreements, the availability of raw materials, the ability to comply with legal and regulatory requirements governing the pharmaceutical and healthcare industries, the regulatory environment, the ability to protect the Company’s intellectual property, exposure to product liability claims and other risks described in the Company’s periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as to the date on which they are made, and Impax undertakes no obligation to update publicly or revise any forward-looking statement, regardless of whether new information becomes available, future developments occur or otherwise.

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